Exhibit 99.1

Dear U.S. Physical Therapy Shareholder:

This past year (2020) was an incredible year for each of us in a variety of ways.  For some, the unthinkable tragedy of being apart from loved ones who may have succumbed to the virus; for others, the separation from their regular routine, with work, and in some cases, school from home.  For everyone, the adjustments were monumental, although not all were negative.  For this letter, I will focus on some of the positive takeaways for our Company in 2020. Before I do that, however, I want to commend the indomitable spirit of our people as they worked tirelessly to serve our patients (directly and indirectly) throughout these past 12-plus months.  Many sacrifices were made and much work had to be done to produce a year that had many more positives than negatives in spite of the persistent national headlines.

First of all, we stayed open in the vast majority of our centers throughout the entirety of the pandemic.  We continued to serve patients safely and carefully, and our Compliance and Clinical Services teams worked extremely hard to ensure that all of our clinics and our caregivers had the support that they needed to do their jobs safely with the knowledge that we were monitoring and updating guidelines in real time in concert with CDC guidance.

We quickly added a telehealth option to our service continuum, allowing those patients who were unable or unwilling to come for their care to be able to continue with their physical therapy.

As most of you are aware, we made some very hard decisions to reduce our costs while volumes initially dropped more than 55% from our pre-COVID normal. Those adjustments and sacrifices made by all allowed us to continue to function in a very uncertain early period while we steadily regained our footing, which allowed for volumes to progress throughout the year.  By the 4th quarter of 2020, and despite a second pandemic wave felt in mid-late November, our volumes had returned to within 0.3 of a visit/clinic/day or 27.7 compared to 28.0 in the same quarter prior year.

As volumes improved and cost controls continued with strong discipline, our margins improved as well. For the year, our PT gross margins were 23.1% down only 50 bps from 2019; our management contract margins were up 610 bps to 20.9% and our Industrial Injury Prevention (IIP) margins increased 330 bps to 25.7% with profitability exceeding 2019 full year levels.

Our 4th quarter highlights were very strong as well.  Due to the added complexity of the financials this year, I would encourage you to visit our web site and review the 4th quarter and year end 2020 financials under the investor presentation section for greater details.  Of note, we completed two acquisitions in the latter part of the year, and still ended 2020 with virtually no debt.

It is safe for me to say that the underlying reason for our success despite a very challenging 2020 environment is found securely within our PEOPLE.  From our partners and our clinical and support staff  across 39 states, to our “home office” support in Houston for those many partnerships, our people worked tirelessly this past year to turn a very difficult and enduring situation into a continuing example of what good people working together can accomplish.  While I expect this pandemic to come to a relative end sometime this year in 2021, I am proud to say that we are a better company exiting this difficult chapter than we were entering it.  Our people are battle-tested and they have more than held up to the extreme challenges that were before us this year.  As the weather has begun to warm up around the country and people are once again active and outside, we expect that our volumes should “spring” as well...and my hope is that as more and more receive the vaccine, the progression back towards normal will only continue to accelerate.

Thank you as always for your support throughout this challenging year.  I hope, as we continue forward together, that we can keep what is important in our work and our daily lives front and center and we can appreciate the many blessings we are afforded in our great nation today.  My prayer for all of us is one of health, peace, prosperity and unity as well as a sense of appreciation for all of the good in our lives.   Physical Therapy definitely shares a role in making the world a better place and we will strive to continue to do our part to impact more lives in a very positive way. God Bless!

Sincerely,

Chris Reading President & CEO 1300 W. Sam Houston kwy., Ste. 300 Houston, TX 77042 Cell: 713-828-6514 CReading@USPH.com